Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Second Quarter Ended June 30, 2012
Earnings and Quarterly Dividend Payment

Morrisville, VT July 18, 2012 - Union Bankshares, Inc. (NASDAQ - UNB) today announced Net Income for the second quarter 2012 of $1.4 million, or $0.32 per share, compared to $1.0 million, or $0.23 per share, for 2011. Results for 2012 reflect a year to year increase in net interest income of $600 thousand, or 12.7%, and noninterest income of $521 thousand, or 31.6%. The increase in net interest income was mainly driven by higher loan balances outstanding of $32.2 million, or 8.0%, year over year and the decrease in interest expense paid on interest bearing liabilities as interest rates continued to decline. The increase in noninterest income is primarily due to the $336 thousand increase in net gains on sale of residential real estate loans and the $83 thousand increase in ATM/debit card income year over year. The expenses for the second quarter of 2011 included $307 thousand of branch acquisition expenses resulting from the May 27, 2011 purchase of three New Hampshire branches. These positive factors were partially offset by increased operating expenses in all categories attributable to increases in personnel, banking facilities, and equipment needs resulting from the branch acquisitions and continued growth as well as the increased loan loss provision due mainly to growth of the loan portfolio.

Year to date earnings for 2012 were $2.7 million, or $0.60 per share, compared to $2.1 million, or $0.46 per share, for 2011. Net interest income improved $1.3 million, noninterest income increased $1.0 million and there were no branch acquisition expenses in 2012. These positive changes were partially offset by the increase of $60 thousand in the loan loss provision, the net increase in noninterest expenses of $1.5 million and the increase in the provision for income taxes of $191 thousand.

Total loans grew to $436.4 million as of June 30, 2012 from $404.2 million as of June 30, 2011. The $32.2 million, or 8.0% increase is attributable to organic growth in the areas of construction lending, residential mortgages, commercial real estate loans and municipal lending. Interest rate risk management includes continued sales of a portion of qualifying residential mortgages to the secondary market. Loans serviced for others also grew totaling $223.5 million as of June 30, 2012 from $185.7 million as of June 30, 2011. Total deposits were $459.4 million at June 30, 2012 compared to the prior year of $433.0 million, or growth of $26.4 million, or 6.1%. Borrowed funds dropped to $24.0 million at June 30, 2012 from $32.6 million at June 30, 2011. The Company had total capital of $41.0 million with a book value per share of $9.20 as of June 30, 2012 compared to $41.8 million and $9.39 per share at June 30, 2011.

A quarterly cash dividend of $.25 per share was declared on July 18, 2012 to shareholders of record July 28, 2012, payable August 9, 2012.

Union Bankshares, Inc., headquartered in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust, investment management and commercial banking services throughout northern Vermont and northwestern New Hampshire. Total assets grew to $534.3 million as of June 30, 2012 from $513.6 million as of June 30, 2011. The Company operates 13 banking offices, a loan center and 30 ATM facilities in Vermont; 4 branches and ATM facilities in New Hampshire.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs and has an Unconditional Direct Endorsement from the Department of Housing and Urban Development (HUD) for the origination of FHA loans, is an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and maintains a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support, donating tens of thousands of dollars to local nonprofits annually. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.unionbankvt.com.